Filed Pursuant To Rule 433, Registration No. 333-217029

Dated Monday, September 18, 2017

POWERNOTES Issued by CATERPILLAR FINANCIAL SERVICES CORPORATION.
For the Period: 9/18/2017 to 9/25/2017

Coupon	Interest	Maturity	Callable	Survivor's Option	Price	CUSIP
1.600%	Semi-Annual(†††)	9/15/2019	9/15/2018 *	Yes §	100.00	14912HTU4

Expected Trade Date - Monday, September 25, 2017
Expected Settlement Date - Thursday, September 28, 2017

(†††)	First Payment date 3/15/2018

* Callable at 100% beginning on the call date above and semi-annual thereafter with 30 days notice.

§ The limit for any individual deceased owner or beneficial interest is $200,000 per calendar year. Limit in aggregate per calendar year is 1% of outstanding principal amount of PowerNotes as of the end of the most recent fiscal year. For complete details, see the prospectus.

Caterpillar Financial Services Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Caterpillar Financial Services Corporation has filed with the SEC for more complete information about Caterpillar Financial Services Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Caterpillar Financial Services Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 289-6689.

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Selected dealers purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the selected dealers for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the selected dealers on behalf of level-fee accounts may be sold to such accounts at the public offering price less the applicable concession, in which case, such selected dealers will not retain any portion of the sales price as compensation.

All offerings are subject to prior sale.

Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.